Press Contact: Allison Henk Marketing Communications Manager (765) 771-5674	Investor Relations: (765) 771-5310

FOR IMMEDIATE RELEASE

Wabash National Corporation Announces First Quarter Results

Q1 2011 Net Income of $3.2 Million, or $0.05 per Share

LAFAYETTE, Ind. – May 3, 2011 – Wabash National Corporation (NYSE: WNC) reported year-over-year improvement across most financial and operating metrics.  The Company reported net income of $3.2 million and $0.05 per diluted share for the first quarter of 2011 on net sales of $222 million.  For the same quarter last year, the Company reported net loss of $139.1 million, or $4.64 per diluted share, on net sales of $78 million.  Results for the three months ended March 31, 2010 included a non-cash charge of $126.8 million, or an impact of $4.17 per diluted share, related to the increase in the fair value of the Company’s warrant which was issued in 2009 to a private investor and fully exercised in the third quarter of 2010.  The Company reported operating income of $4.0 million for the first quarter of 2011 compared to an operating loss of $11.2 million for the first quarter of 2010.  The improvement in operating income of $15.2 million for the three month period resulted primarily from higher new trailer shipments of 8,900 units, an increase of 242 percent from the prior year period.

The following is a summary of select operating and financial results for the past five quarters:

	Three Months Ended
	March 31,		June 30,		September 30,		December 31,	March 31,
(Dollars in thousands)	2010		2010		2010		2010	2011

New Trailer Units Sold	2,600		5,400		6,800		10,100	8,900

Net Sales	$78,274		$149,699		$170,848		$241,550	$221,984

Gross Profit Margin	-1.2%		3.5%		3.8%		7.2%	7.4%

Income (Loss) from Operations	$(11,232)		$(5,715)		$(4,206)		$5,736	$4,009

Net Income (Loss)	$(139,079	)(1)	$(5,602	)(1)	$(1,938	)(1)	$4,859	$3,197

Operating EBITDA (Non-GAAP)	$(5,975)		$(493)		$643		$10,752	$8,802

Notes:
(1) Quarterly Net Income (Loss) includes a non-cash benefit (charge) of approximately ($126.8) million, $1.9 million and $3.3 million for the first, second and third quarters of 2010, respectively, related to the change in the fair value of the Company’s warrant which was issued to a private investor in 2009 and fully exercised in the third quarter of 2010.

Dick Giromini, President and Chief Executive Officer, stated, “Our operating results continued to improve both year-over-year and sequentially.  In fact, first quarter gross profit margin of 7.4% reflects our best performance since 2007. These results were driven by continued improvement in our production efficiencies and reflect the leverage achieved from our cost optimization efforts implemented during the recent downturn.  Our efforts to further diversify our business continued to gain traction as sales of our DuraPlate® Products had its best quarter on record with revenue of approximately $11 million. In addition, we also announced an agreement this quarter to further diversify through increased sales of our Allied Products to manufacture Frac tanks for the environmental services and oil and gas industries.”

Mr. Giromini continued, “New trailer shipments of 8,900 for the first quarter were at the high-end of our guidance and backlog increased over $250 million to approximately $731 million as of March 31, 2011, reaching the highest level in more than a decade.  The strength of our backlog coupled with very low cancellation rates reflects the accelerating recovery in our industry and the strength of our market position. In addition, ACT has recently increased its forecast for 2011 industry trailer volumes to approximately 200,000 units.  As a result of these factors and our improved outlook for demand, we are also increasing our new trailer shipment expectations for 2011 to an estimated 45,000 to 47,000 units. With volumes now reaching pre-recession levels, we are focusing our attention to the shorter-term challenges associated with additional ramp-up in production capacity and the continuing impacts of rising commodity and component costs.”

On a non-GAAP basis, the Company’s Operating EBITDA of $8.8 million was better than the first quarter of 2010 by approximately $14.8 million on approximately 6,300 additional new trailer shipments. A discussion of the Company’s use of Operating EBITDA as a non-GAAP measure is included below, and a reconciliation of Operating EBITDA to net income (loss) is provided in the supplemental schedules included in this release.

First Quarter 2011 Conference Call
Wabash National Corporation will conduct a conference call to review and discuss its first quarter results on May 4, 2011, at 10:00 a.m. EDT.  The phone number to access the conference call is 877-407-8035. The call can also be accessed live on the Company’s website at www.wabashnational.com. For those unable to participate in the live webcast, the call will be archived at www.wabashnational.com within three hours of the conclusion of the live call and will remain available through July 27, 2011.

Non-GAAP Measures
In addition to disclosing financial results calculated in accordance with United States generally accepted accounting principles (GAAP), the financial information included in this release contains the non-GAAP financial measure Operating EBITDA.

Operating EBITDA should not be considered a substitute for, or superior to, financial measures and results calculated in accordance with GAAP, including net income (loss), and reconciliations to GAAP financial statements should be carefully evaluated.

Operating EBITDA is defined as earnings before interest, taxes, preferred stock dividends, depreciation, amortization, stock-based compensation, and other non-operating income and expense, as well as non-cash charges associated with the Company’s warrant issued in 2009 and fully exercised in 2010. Management believes Operating EBITDA provides useful information to investors regarding our results of operations.  We provide this measure because we believe it is useful for investors to understand our performance period to period with the exclusion of the recurring and non-recurring items identified above.  Management believes the presentation of Operating EBITDA, when combined with the primary GAAP presentation of operating income, is beneficial to an investor’s complete understanding of our operating performance.  A reconciliation of Operating EBITDA to net income (loss) is included in the tables following this release.

About Wabash National Corporation
Headquartered in Lafayette, Indiana, Wabash National® Corporation (NYSE: WNC) is one of the leading manufacturers of semi trailers in North America. Established in 1985, the Company specializes in the design and production of dry freight vans, refrigerated vans, flatbed trailers, drop deck trailers, dump trailers, truck bodies and intermodal equipment. Its innovative core products are sold under the DuraPlate®, ArcticLite®, FreightProTM, Eagle® and BensonTM brand names. The Company operates two wholly owned subsidiaries: Transcraft® Corporation, a manufacturer of flatbed, drop deck and dump trailers as well as truck bodies; and Wabash National Trailer Centers, trailer service centers and retail distributors of new and used trailers and aftermarket parts throughout the U.S.

Safe Harbor Statement
This press release contains certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this press release other than statements of historical fact are forward-looking statements. These forward-looking statements include, among other things, statements regarding our outlook for new trailer shipments and Operating EBITDA, backlog, expectations regarding increases in trailer demand levels, the sufficiency of the Company’s capital structure, the needs of the Company in the future, whether profitability can be sustained, the Company’s diversification strategy and encouraging signs in the macroeconomic landscape. These and the Company’s other forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include the uncertain economic conditions including the possibility that demand expectations may not result in order increases for us, increased competition, reliance on certain customers and corporate partnerships, risks of customer pick-up delays, shortages and costs of raw materials, risks in implementing and sustaining improvements in our manufacturing capacity and cost containment, and dependence on industry trends. Readers should review and consider the various disclosures made by the Company in this press release and in the Company’s reports to its stockholders and periodic reports on Forms 10-K and 10-Q.

# # #

WABASH NATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Net sales	$221,984	$78,274
Cost of sales	205,483	79,250
Gross profit	16,501	(976)
General and administrative expenses	9,513	7,715
Selling expenses	2,979	2,541
Income (Loss) from operations	4,009	(11,232)
Other income (expense)
Increase in fair value of warrant	-	(126,765)
Interest expense	(926)	(1,027)
Other, net	156	32

Income (Loss) before income taxes	3,239	(138,992)
Income tax expense	42	87
Net income (loss)	3,197	(139,079)
Preferred stock dividends	-	1,999
Net income (loss) applicable to common stockholders	$3,197	$(141,078)
Basic and diluted net income (loss) per share	$0.05	$(4.64)

		Retail &
Three months ended March 31,	Manufacturing	Distribution	Eliminations	Total
2011
Net sales	$207,967	$29,008	$(14,991)	$221,984
Income (Loss) from operations	$3,793	$299	$(83)	$4,009
New trailers shipped	9,000	600	(700)	8,900

2010
Net sales	$62,748	$20,940	$(5,414)	$78,274
(Loss) Income from operations	$(10,615)	$(619)	$2	$(11,232)
New trailers shipped	2,500	300	(200)	2,600

	Three Months Ended March 31,
	2011	2010
Basic net income (loss) per share:
Net income (loss) applicable to common stockholders	$3,197	$(141,078)
Undistributed earnings allocated to participating securities	(19)	-
Net income (loss) applicable to common stockholders excluding amounts applicable to participating securities	$3,178	$(141,078)
Weighted average common shares outstanding	68,007	30,432
Basic net income (loss) per share	$0.05	$(4.64)

Diluted net income (loss) per share:
Net income (loss) applicable to common stockholders	$3,197	$(141,078)
Undistributed earnings allocated to participating securities	(19)	-
Net income (loss) applicable to common stockholders excluding amounts applicable to participating securities	$3,178	$(141,078)

Weighted average common shares outstanding	68,007	30,432
Dilutive stock options and restricted stock	502	-
Diluted weighted average common shares outstanding	68,509	30,432
Diluted net income (loss) per share	$0.05	$(4.64)

Average diluted shares outstanding for the three month periods ending March 31, 2011 and 2010 exclude the antidilutive effects of the following potential common shares (in thousands):

	Three Months Ended March 31,
	2011	2010
Stock options and restricted stock	-	151
Redeemable warrants	-	24,701
Options to purchase common shares	762	1,706

WABASH NATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets
Cash	$10,235	$21,200
Accounts receivable, net	55,188	37,853
Inventories	145,849	110,850
Prepaid expenses and other	4,100	2,155
Total current assets	215,372	172,058

Property, plant and equipment, net	96,687	98,834

Intangible assets	22,098	22,863

Other assets	8,484	9,079
	$342,641	$302,834

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of capital lease obligations	$4,014	$590
Accounts payable	109,710	71,145
Other accrued liabilities	43,758	38,896
Total current liabilities	157,482	110,631

Long-term debt	47,500	55,000

Capital lease obligations	563	3,964

Other noncurrent liabilities and contingencies	4,640	4,214

Stockholders' equity	132,456	129,025
	$342,641	$302,834

WABASH NATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities
Net income (loss)	$3,197	$(139,079)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	3,945	4,428
Increase in fair value of warrant	-	126,765
Stock-based compensation	848	829
Changes in operating assets and liabilities
Accounts receivable	(17,335)	(6,741)
Inventories	(34,999)	(22,235)
Prepaid expenses and other	(1,945)	(886)
Accounts payable and accrued liabilities	43,427	23,020
Other, net	(453)	106
Net cash used in operating activities	$(3,315)	$(13,793)

Cash flows from investing activities
Capital expenditures	(293)	(280)
Proceeds from the sale of property, plant and equipment	-	493
Net cash (used in) provided by investing activities	$(293)	$213

Cash flows from financing activities
Proceeds from exercise of stock options	285	16
Borrowings under revolving credit facilities	222,741	89,661
Payments under revolving credit facilities	(230,241)	(75,663)
Principal payments under capital lease obligations	(133)	(85)
Debt and preferred stock issuance costs paid	(9)	(79)
Net cash (used in) provided by financing activities	$(7,357)	$13,850

Net (decrease) increase in cash and cash equivalents	$(10,965)	$270
Cash and cash equivalents at beginning of period	21,200	1,108
Cash and cash equivalents at end of period	$10,235	$1,378

WABASH NATIONAL CORPORATION
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Net income (loss)	$3,197	$(139,079)
Income tax expense	42	87
Increase in fair value of warrant	-	126,765
Interest expense	926	1,027
Depreciation and amortization	3,945	4,428
Stock-based compensation	848	829
Other non-operating income	(156)	(32)
Operating EBITDA	$8,802	$(5,975)

	Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010
Net (loss) income	$(139,079)	$(5,602)	$(1,938)	$4,859
Income tax expense (benefit)	87	-	12	(150)
Increase (Decrease) in fair value of warrant	126,765	(1,913)	(3,265)	-
Interest expense	1,027	998	1,023	1,092
Depreciation and amortization	4,428	4,295	4,139	3,993
Stock-based compensation	829	927	710	1,023
Other non-operating (income) expense	(32)	802	(38)	(65)
Operating EBITDA	$(5,975)	$(493)	$643	$10,752